February 13, 2002

The Bank of New York,
as trustee under the Guarantee Agreement referred to below
101 Barclay Street, 21 West
New York, New York 10286
Attention:  Vice President, Corporate Trust Administration

                  Re:  The Montana Power, L.L.C./Assumption of Guarantee

Ladies and Gentlemen:

      Reference is made to the proposed merger (the "Merger") of The Montana Power Company, a Montana corporation ("MPC"), with and into The Montana Power, L.L.C., a Montana limited liability company ("MPC LLC"), which Merger is expected to be completed on or about the date hereof. Reference is further made to the Guarantee Agreement, dated as of November 1, 1996, between MPC and The Bank of New York as trustee.

      Effective upon consummation of the Merger, MPC LLC hereby assumes and agrees to be bound by all of the guarantees, covenants and agreements on the part of MPC to be performed or observed under the Guarantee Agreement as successor to MPC under such agreement.



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                                    THE MONTANA POWER, L.L.C.



                                    By:    /s/ Patrick T. Fleming
                                           ----------------------------
                                    Name:  Patrick T. Fleming
                                    Title: V.P., General Counsel & Secretary